UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2010

XOMA LTD.
(Exact name of registrant as specified in its charter)

BERMUDA
(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(510) 204-7200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously announced, in October of 2010, XOMA Ltd. (the “Company”) entered into an At Market Issuance Sales Agreement (the “2010 ATM Agreement”) with Wm Smith and McNicoll, Lewis & Vlak LLC (the “Agents”), under which the Company may sell common shares from time to time through the Agents in an aggregate amount not to exceed the amount that can be sold under its registration statement on Form S-3 (File No. 333-148342) filed with the U.S. Securities and Exchange Commission on December 26, 2007.  The Company pays the Agents, collectively, a commission equal to 3% of the gross proceeds of the sales price of all common shares sold through them as sales agents under the 2010 ATM Agreement.  Shares sold under the 2010 ATM Agreement are sold pursuant to a prospectus which forms a part of the registration statement referred to above.  From the inception of the 2010 ATM Agreement through December 28, 2010, the Company sold a total of 6,739,476 common shares through the Agents for aggregate gross proceeds of $29.7 million.  Total offering expenses related to these sales from inception to December 28, 2010 were approximately $890,000.

Including these sales, as of December 28, 2010, there were 28,489,121 common shares outstanding.  The Company estimates that its cash and cash equivalents as of December 31, 2010 will be in the range of $36 to 38 million.

The statements contained herein related to the Company’s estimated cash and cash equivalents, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated. Among other things, the actual amount of the Company’s cash and cash equivalents as of December 31, 2010 may vary because the fourth fiscal quarter of 2010 is not yet completed, the accounting records for such period and the full 2010 fiscal year have not been closed and the financial statements for such periods have not yet been prepared or audited and remain subject to year-end adjustments.  These and other risks are described in more detail in the Company’s most recent filing on Form 10-K and in other  filings. Consider such risks carefully when considering the Company’s prospects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 29, 2010

XOMA LTD. By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and Secretary